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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 15, 2002






                          NEWFIELD EXPLORATION COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




         DELAWARE                       1-12534               72-1133047
 (STATE OR OTHER JURISDICTION       (COMMISSION FILE        (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)       NUMBER)           IDENTIFICATION NUMBER)





                          363 N. SAM HOUSTON PARKWAY E.
                                   SUITE 2020
                              HOUSTON, TEXAS 77060
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (281) 847-6000




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ITEM 5.  OTHER EVENTS

See the following press release by Newfield Exploration Company announcing the update of shut-in Gulf of Mexico production.

      NEWFIELD PROVIDES PRODUCTION UPDATE FOLLOWING HURRICANE LILI, ISIDORE

         Newfield Exploration Company (NYSE:NFX) today provided a production update following recent storms and resulting production shut-ins in the Gulf of Mexico. Despite the shut-ins, the Company expects to produce approximately 180 billion cubic feet equivalent (Bcfe) in 2002.

         The Company shut-in approximately 2.5 Bcfe of production in response to Hurricane Lili. Newfield's Gulf of Mexico production was shut in beginning October 1 and today nearly all of Newfield's production is back on line. With the exception of Eugene Island 324, Newfield's production platforms sustained only minor damage. The Eugene Island 324 facility was severely damaged and will most likely be removed. Newfield's net production from this facility was only
0.3 million cubic feet per day (MMcf/d) and 200 barrels of oil per day. The damage to platforms and the removal of the Eugene Island 324 facility is covered by Newfield's insurance policies.

         As a result of Tropical Storm Isidore (September 24-29), Newfield had previously announced that approximately 1.5 Bcfe of production was shut in. The Company's production facilities sustained no significant damage during this storm.

         Newfield operates about 140 production platforms in the Gulf of Mexico and controls 190 lease blocks.

         Newfield Exploration is an independent crude oil and natural gas exploration and production company. The Company has a solid asset base of producing properties and exploration and development drilling opportunities in the Gulf of Mexico, along the U.S. Onshore Gulf Coast, in the Anadarko and Permian Basins, offshore Australia and in China's Bohai Bay. Newfield balances its drilling program with acquisitions in select areas in the U.S. and overseas.







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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                                 NEWFIELD EXPLORATION COMPANY

Date: October 16, 2002           By: /s/ TERRY W. RATHERT
                                     -------------------------------------------
                                     Terry W. Rathert
                                     Vice President and Chief Financial Officer
                                     (Authorized Officer and Principal
                                     Financial Officer)